QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 3.56

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

HUNTSMAN CORPORATION

        Huntsman Corporation, a Delaware corporation (to be renamed Huntsman Petrochemical Corporation) (the "Corporation"), does hereby certify as follows:

          1.     The amendment set forth below to the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law (the "DGCL") and has been consented to in writing by the stockholder of the Corporation entitled to vote thereon in accordance with Section 228 of the DGCL.

          2.     Article FIRST of the Certificate of Incorporation of the Corporation is amended in its entirety to read as follows:

            "FIRST: the name of the corporation is Huntsman Petrochemical Corporation (hereinafter the "Corporation")."

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its authorized officers on this 29th day of January, 1996.

/s/ RICHARD P. DURHAM Richard P. Durham Executive Vice President and Chief Financial Officer
Attest:
/s/ ROBERT B. LENCE Robert B. Lence, Secretary

QuickLinks

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF HUNTSMAN CORPORATION